Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 No. 333-197365) and related Prospectus of Otonomy, Inc. and to the incorporation by reference in this Registration Statement (Form S-1) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Otonomy, Inc. for the registration of shares of its common stock with an aggregate offering price not to exceed $16,866,672, of our report dated June 5, 2014, except for the retrospective adoption of amendments to the accounting standards relating to the financial reporting distinction between development stage entities and other reporting entities as described in Note 1, as to which the date is July 28, 2014, and except for the reverse stock split described in paragraph 10 of Note 11, as to which the date is July 31, 2014 in the Registration Statement (Form S-1 No. 333-197365) and related Prospectus of Otonomy, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
San Diego, California
August 12, 2014